UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 27, 2025

VENU HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Colorado	001-42422	82-0890721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1755 Telstar Drive, Suite 501 Colorado Springs, Colorado	80920
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (719) 895-5483

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $.001 per share	VENU	NYSE AMERICAN

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information appearing in Item 2.03 of this Current Report on Form 8-K is incorporated by reference herein and made a part of this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

As previously reported in various reports previously filed by Venu Holding Corporation (the “Company”) with the Securities Exchange Commission, the Company is constructing a mixed-use development (collectively, the “Project”) adjacent to the Ford Amphitheater located in Colorado Springs, Colorado, and that development will consist of a fine-dining restaurant named Roth’s Seafood & Chophouse, a rooftop bar and lounge named Brohan’s, and two, configurable hospitality spaces called Notes Hospitality Collection, to be used for hosting corporate events, weddings, trade shows, conventions, and other events.

On May 27, 2025 (the “Closing Date”), for the purpose of funding the completion of the Project, the Company entered into Credit Agreement with PB&T Bank, as lender (the “Lender”) for a draw down term loan (the “Construction Loan”). The Construction Loan has a term of seventy (70) months, maturing on March 27, 2031 (the “Maturity Date”). Beginning on the Closing Date, and continuing until no later than May 27, 2026 (the “Draw Period”), assuming that there has not been an “Event of Default” (as defined in the Credit Agreement) and that the Company has complied with all requirements under the documents and agreements governing the Construction Loan, the Company may from time-to-time request advances under the Construction Loan not to exceed an aggregate amount of $6 million.

During the Draw Period, the Construction Loan will bear interest at a fixed rate of 8.5%. On the last day of the Draw Period and continuing until the Maturity Date, the Construction Loan will bear interest at a fixed rate equal to the interest rate published by the Wall Street Journal as the “prime rate” as quoted in the Wall Street Journal “Money Rates” table on the last day of the Draw Period plus 25 basis points. Payments by the Company after the Draw Period are applied to principal and interest based on a twenty (20) year amortization schedule. In the event of a default, the Construction Loan would bear interest at 5% above the rate of interest then in effect under the Construction Loan, such amount not to exceed the highest rate authorized by applicable law. The Company would also be charged a late fee equal to 10% of the regularly scheduled payment that was late.

The Construction Loan requires the Company to make payments of interest upon amounts drawn beginning on July 1, 2025, and continuing until the end of the Draw Period. Thereafter, the Construction Loan requires monthly payments of interest and principal based upon a 20-year amortization schedule. The Construction Loan may be prepaid, in whole or in part, at any time, without payment of any penalty or premium.

The Construction Loan is evidenced and governed by the Credit Agreement, a promissory note, an environmental indemnity agreement, guaranties, and other related documents evidencing and securing the loan (collectively, the “Loan Documents”). The Loan Documents contain representations and warranties, affirmative, negative and financial covenants, reserve requirements, and other agreements, borrowing conditions, and events of default customary for loans similar to the Construction Loan. Obligations under the Construction Loan are secured under, and by, a deed of trust, various assets of the Company pledged pursuant to a security agreement, together with an assignment of leases and rents, and personal guaranties extended by certain Company affiliates. The collateral includes a first priority lien on the real property owned by the Company’s subsidiary Sunset Hospitality Collection, LLC which owns the real property associated with the Project (the “Property”), including all improvements thereon, and by collateral assignments of leases and rents, as well as a continuing lien in, and a right to set off against, any and all right, title and interest of all of the Company’s assets.

In connection with the Construction Loan, the Company paid the Lender a $60,000 one-time upfront closing fee as well as other costs and expenses in connection with the Construction Loan. The Company will be responsible for paying the Lender, at the Lender’s option and only once per year (unless there is an Event of Default), any reasonable fees and out-of-pocket costs incurred in connection with inspection by the Lender or its agents or representatives of the collateral securing the Construction Loan.

The foregoing description of the Construction Loan is not complete and is qualified in its entirety by reference to the agreements and documents governing the Construction Loan, including the Credit Agreement of a copy of which is filed as Exhibit 10.1 to this Current Report, the Draw Down Term Loan Promissory Note a copy of which is filed as Exhibit 10.2 to this Current Report and the Security Agreement a copy of which is filed as Exhibit 10.3 to this Current Report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement dated May 27, 2025, between Venu Holding Corporation and The Pueblo Bank and Trust Company d/b/a PB&T Bank.
10.2	Draw Down Term Loan Promissory Note dated May 27, 2025, given by Venu Holding Corporation in favor of The Pueblo Bank and Trust Company d/b/a PB&T Bank.
10.3	Security Agreement dated May 27, 2025, between Venu Holding Corporation and The Pueblo Bank and Trust Company d/b/a PB&T Bank.
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENU HOLDING CORPORATION
(Registrant)

Dated: June 2, 2025	By:	/s/ J.W. Roth
J.W. Roth
Chief Executive Officer and Chairman